Exhibit 16.1

November 6th, 2019

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549-7561

Re: Cannabics Pharmaceuticals, Inc.

Dear Madame or Sir,

We have read Cannabics Pharmaceuticals Inc.’s statement included under Item 4.01 of its Form 8-K dated November 6th, 2019 and agree that during the years ended August 31, 2018 and 2017, and through November 6th, 2019, there were no disagreements between the Company and Ziv Haft on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

Very truly yours,

/s/ Zif Haft

Zif Haft,

Certified Public Accountants (lsr.),

BDO Member Firm

Tel Aviv, Israel